Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
QUALTRICS INTERNATIONAL INC.
QUALTRICS INTERNATIONAL INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.The name of the Corporation is Qualtrics International Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 3, 2014 under its current name and was amended and restated on January 23, 2019.
2.This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and the sole stockholder of the Corporation adopted this Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL.
3.Pursuant to Sections 242 and 245 of the DGCL, this Certificate of Incorporation amends and integrates and restates the provisions of the Certificate of Incorporation of this Corporation.
The text of this Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is Qualtrics International Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL, subject to the limitations and other restrictions contained herein.
ARTICLE IV
CAPITAL STOCK
A.The Corporation shall be authorized to issue three billion one hundred million (3,100,000,000) shares of capital stock, of which (i) two billion (2,000,000,000) shares shall be shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) one billion (1,000,000,000) shares shall be shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”; the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”), and (iii) one hundred million (100,000,000) shares shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Upon the filing of this Certificate of Incorporation, all of the shares of capital stock of the Corporation issued and outstanding prior to the filing of this Certificate of Incorporation, consisting of 100 shares of common stock of the Corporation held by SAP America, shall be subdivided and reclassified into four hundred twenty three million one hundred seventy thousand six hundred ten (423,170,610) fully paid, nonassessable shares of Class B Common Stock. Subject to the approval rights of the holders of the Class B Common Stock under Article VI of this Certificate of Incorporation (including any Certificate of Designation and as the same may be amended and/or restated from time to time, this “Certificate of Incorporation”), the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and, in the case of Class A Common Stock, a sufficient number of shares of Class A Common Stock that may be issuable upon the conversion, reclassification or transfer of all outstanding shares of Class B Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor.
B.Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors (the “Board of Directors”) of the Corporation is hereby authorized by resolution or resolutions to provide for series of Preferred Stock to be issued and, by filing a certificate pursuant to the DGCL (a “Certificate of Designation”), to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), and with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(i)the designation of the series, which may be by distinguishing number, letter or title;
(ii)the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);
(iii)whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
(iv)dates at which dividends, if any, shall be payable;
(v)the redemption rights and price or prices, if any, for shares of the series;
(vi)the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(vii)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(viii)whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
(ix)restrictions on the issuance of shares of the same series or of any other class or series;
(x)the voting powers, if any, of the holders of shares of the series; and
(xi)such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.
C.The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:
(i)Except as otherwise set forth below in this Article IV and in Article VII, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(ii)Subject to the other provisions of this Certificate of Incorporation, including the provisions of any Certificate of Designation, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, or dividends payable in rights to acquire, or securities convertible or exercisable or exchangeable for, shares of Class A Common Stock or Class B Common Stock may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.
(iii)(a) Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.
(b)Except as may be otherwise required by law or by this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation generally, (A) every holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and (B) every holder of Class B Common Stock shall be entitled to 10 votes for each share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in connection with the election of directors, all other matters submitted to a vote of the stockholders of the Corporation generally and any other matters on which the holders of the Class A Common Stock and Class B Common Stock are required or permitted to vote, and the votes cast in respect of the Class A Common Stock and the Class B Common Stock shall be counted and totaled together. Notwithstanding the foregoing, but subject to any applicable approval rights of the holders of the Class B Common Stock under Article VI of this Certificate of Incorporation and except as otherwise required by applicable law, holders of the Class A Common Stock and Class B Common Stock, as

such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or applicable law.
(c)Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock entitle their holders to cast as provided in this Certificate of Incorporation.
(iv)In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof.
(v)In connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities or any merger of the Corporation with or into another entity, the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other class of Common Stock, and any securities issued to the holders of shares Class A Common Stock and Class B Common Stock as consideration in such transaction may entitle the holders thereof to voting powers in the same ratio as applies between the shares of Class A Common Stock and Class B Common Stock. In the event that the holders of Class A Common Stock or of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger or consolidation, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.
(vi)(a) The holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property.
(b)Prior to the date of a Distribution, each outstanding share of Class B Common Stock shall immediately and automatically (without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock upon any transfer of such share (other than, for the avoidance of doubt, a transfer that constitutes a Distribution) if, after such transfer, such share is not beneficially owned by SAP. Following a Distribution, shares of Class B Common Stock shall no longer convert into shares of Class A Common Stock upon any subsequent transfer.

(c)Each share of Class B Common Stock outstanding or held in treasury by the Corporation shall be reclassified into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock (i) automatically, on the date, if any, on which the outstanding shares of Class B Common Stock owned by SAP represent less than 20% of the aggregate number of shares of the then outstanding Common Stock, or (ii) by the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, voting separately as a class, provided in each case that, as of such date, a Distribution has not occurred. After any such reclassification, the Corporation shall no longer be authorized to issue or otherwise dispose of any shares of Class B Common Stock. Following a Distribution, shares of Class B Common Stock shall no longer be subject to reclassification into shares of Class A Common Stock pursuant to this sub-clause (c) of this clause (vi) of this Section C.
(d)The Corporation shall provide notice of the reclassification of the shares of Class B Common Stock pursuant to sub-clause (c) of this clause (vi) of this Section C to holders of record of such shares of Common Stock as soon as practicable following such reclassification; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such reclassification. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the reclassification of the shares of Class B Common Stock. Each such notice shall, as appropriate, state (A) the reclassification date; and (B) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing shares of Class A Common Stock, or the method by which book-entry interests in the shares of Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock. Immediately upon such reclassification of shares of Class B Common Stock into shares of Class A Common Stock, the rights of the holders of shares of Class B Common Stock as such shall cease and all authorized and outstanding shares of Class B Common Stock shall be extinguished, and such holders shall be treated for all purposes as having become the record holders of the shares of Class A Common Stock into which such holders’ shares of Class B Common Stock were reclassified and each stock certificate representing shares of Class B Common Stock immediately prior to such reclassification shall represent only the number of shares of Class A Common Stock into which the shares of Class B Common Stock previously represented by such certificate were reclassified. Each Person holding of record a stock certificate or certificates that previously represent shares of Class B Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing, or a book-entry interest in, the number of shares of Class A Common Stock to which such Person is entitled as a result of the reclassification.
(e)If the date on which any share of Class B Common Stock is converted into a share of Class A Common Stock pursuant to the provisions of subclause (b) of this clause (vi) of this Section C or reclassified into a share of Class A Common Stock pursuant to the provisions of subclause (c) of this clause (vi) of this Section C is (A) after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and (B) prior to the date on which such dividend is to be paid to such holders, the holder of the share of Class B Common Stock so converted or reclassified, as applicable, as of such record date will be entitled to receive such dividend on such payment date, provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock or in rights to acquire, or securities convertible or exercisable or exchangeable for, shares of Class B Common Stock, such shares of Class B Common Stock shall also be deemed to have so converted or reclassified, as applicable, into an equivalent number of shares of Class A Common Stock as of the date of such conversion or reclassification such that no such shares of Class B Common Stock shall be issued in payment thereof and, in lieu thereof, such dividend shall instead be paid in a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock that would have otherwise been issued as part of such dividend.
(f)The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion, reclassification or transfer of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion, reclassification or transfer of all such outstanding shares of Class B Common Stock.
(g)The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted or reclassified into shares of Class A Common Stock pursuant to this clause (vi) of this Section C or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.
(vii)The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.
(viii)No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE V
CORPORATE OPPORTUNITIES
A.In anticipation that the Corporation and SAP may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with SAP (including service of officers and directors of SAP as directors of the Corporation), and in addition to and subject to the limitations set forth in Article VI, the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve SAP and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
B.No contract, agreement, arrangement or transaction between the Corporation and SAP shall be void or voidable solely for the reason that SAP is a party thereto, and SAP: (i) shall be deemed to have fully satisfied and fulfilled any duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its stockholders and not to have received an improper personal gain therefrom, in each case to the fullest extent permitted by applicable law, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of SAP may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.
C.SAP shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation and (iii) employ or otherwise engage any officer or employee of the Corporation, and the Corporation hereby renounces any interest or expectancy in any such activities and shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities or otherwise. To the fullest extent permitted by applicable law, neither SAP nor any officer or director thereof (except as provided in Section D of this Article V) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of SAP or of such person’s participation therein. Subject to the provisions of Section (D) of this Article V, in the event that SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both SAP and the Corporation, SAP shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, hereby renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. Subject to the provisions of Section (D) of this Article V, SAP shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that SAP pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation.
D.To the fullest extent permitted by applicable law, in the event that a director or officer of the Corporation who is also a director or officer of SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and SAP and which may be properly pursued by the Corporation consistent with the provisions of Article VI hereof, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the fact that SAP pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have received an improper personal gain therefrom for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:
(w)    where a corporate opportunity is offered to a person who is a director but not an officer of the Corporation and who is also a director or officer of SAP, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation (and to the extent any such opportunity is not so expressly offered to such person in such capacity, the Corporation hereby renounces any interest or expectancy in such opportunity);
(x)    where a corporate opportunity is offered to a person who is an officer of both the Corporation and SAP, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as an officer or director (to the extent that such person is a director) of the Corporation (and to the extent any such opportunity is not so expressly offered to such person in such capacities, the Corporation hereby renounces any interest or expectancy in such opportunity);
(y)    where a corporate opportunity is offered to a person who is an officer of the Corporation and who is also a director but not an officer of SAP, the Corporation shall be entitled to pursue such opportunity unless such opportunity is expressly offered to such person solely in his or her capacity as a director of SAP, in which case SAP shall be entitled to pursue, and the Corporation hereby renounces any interest or expectancy in, such opportunity; and
(z)    if an officer or director of the Corporation, who also serves as an officer or director of SAP, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and SAP in any manner not addressed by this Article V, Section D, clauses (w), (x) or (y), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that SAP pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.
The provisions of this Section D are not intended to be an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Incorporation and applicable law.
E.For purposes of this Article V and Article VI, “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests, limited liability company interests or similar ownership interests.
F.Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V.
G.Section A, Section C and Section D of this Article V shall become inoperative and of no effect on the later of (i) the Operative Date and (ii) the date upon which no officer or director of the Corporation is also an officer or director of SAP. Neither the alteration, amendment, termination or repeal of this Article V nor the adoption of any provision inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption. Following the later of (i) the Operative Date and (ii) the date upon which no officer or director of the Corporation is also an officer or director of SAP, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article V shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the DGCL and other applicable law.
ARTICLE VI
CONSENT OF HOLDERS OF CLASS B COMMON STOCK
A.In addition to any other vote required by law or by this Certificate of Incorporation, prior to the Operative Date, the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize the Corporation to (and (in the case of clauses (iii) through (x) and (xiii)) below) to authorize or permit any Subsidiary (as defined in Article XI) to), in each case whether directly or indirectly and whether by merger, consolidation, division, operation of law or otherwise:
(i)adopt or implement any stockholder rights plan or similar takeover defense measure;
(ii)consolidate or merge with or into any Person;
(iii)permit any Subsidiary to consolidate or merge with or into any Person (other than (a) a consolidation or merger of a Wholly-Owned Subsidiary with or into the Corporation or with or into another Wholly-Owned Subsidiary or (b) in connection with a Permitted Acquisition);
(iv)directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than the Corporation or its Subsidiaries), in each case in a single transaction or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by the Corporation or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by the Corporation and its Subsidiaries in excess of $100,000,000; provided that this clause (iv) of this Section A shall not require the vote of the holders of Class B Common Stock in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business or transactions to which the Corporation and one or more Wholly-Owned Subsidiaries are the only parties;
(v)issue any Stock or any Stock Equivalents, except (a) the issuance of shares of Stock of a Wholly-Owned Subsidiary of the Corporation to the Corporation or another Wholly-Owned Subsidiary of the Corporation, (b) pursuant to the Initial Public Offering or in private placement transactions after the filing of the IPO Registration Statement and occurring substantially concurrent with or prior to the closing of the Initial Public Offering, or (c) the issuance of shares of Class A Common Stock or options or other rights to purchase or acquire Class A Common Stock pursuant to employee benefit plans or programs, including in connection with any exchange offer that occurs at the time of or substantially concurrent with the Initial Public Offering, or dividend reinvestment plans approved by the Board of Directors (provided, however, that notwithstanding the provision of this clause (c), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize any increase in the number of shares reserved and available for issuance under such employee benefit plans or programs in any year in excess of 5% of the outstanding number of shares of Class B Common Stock and Class A Common Stock on the immediately preceding December 31);
(vi)conduct any business other than the business of enterprise software and other businesses ancillary thereto;
(vii)make or commit to make any individual or series of related capital expenditures or commitments in excess of $100,000,000;

(viii)create, incur, assume or permit to exist any Indebtedness or guarantee the Indebtedness of any other Person, or permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or guarantee any Indebtedness of any other Person, in excess of an aggregate principal amount at any time outstanding of $100,000,000;
(ix)make any loan to any other Person or purchase any debt securities of any other Person, in excess of an aggregate principal amount at any time outstanding of $50,000,000;
(x)redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any shares of Stock or Stock Equivalents of the Corporation or a Subsidiary (other than a Wholly-Owned Subsidiary); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other Persons performing services for the Corporation or any Wholly-Owned Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or the conversion or reclassification of any shares of Class B Common Stock pursuant to clause (vi) of Article IV, Section C;
(xi)dissolve, liquidate or wind up the Corporation;
(xii)declare dividends on any class or series of the capital stock of the Corporation;
(xiii)enter into any joint venture or any other arrangement or agreement with any Person to provide or license on an exclusive basis any products or services of such Person that are substantially equivalent to products and services offered by SAP; and
(xiv)alter, amend, change, terminate or repeal, or adopt any provision inconsistent with, Articles V or VI or Sections A, or C through D of Article VII of this Certificate of Incorporation or Sections 2.2, 2.4, 2.6, 2.8(B), 2.11, 3.2, 3.9, 3.11, 6.9 or 8.1 of the Bylaws.
B.For purposes of this Article VI and Article VII:
(i)“Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized or finance lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).
(ii)“Initial Public Offering” means an initial public offering of Class A Common Stock as contemplated by a Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “IPO Registration Statement”).

(iii)“Permitted Acquisition” means any acquisition by the Corporation or any of its Subsidiaries of Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person not requiring the prior affirmative vote of the holders of the Class B Common Stock pursuant to clause (iv) of Section A of this Article VI.
(iv)“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership, limited liability company or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, joint venture, trust, associations or other entity, whether voting or non-voting.
(v)“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.
(vi)“Wholly-Owned Subsidiary” means each Subsidiary in which the Corporation owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.
C.The Corporation shall not undertake any action or conduct that would have the effect of indirectly engaging the Corporation in activities that the provisions of this Article VI would otherwise prohibit.
D.Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.
E.Neither the alteration, amendment or repeal of this Article VI nor the adoption of any provision inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
ARTICLE VII
BOARD OF DIRECTORS
A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of no less than five directors. Subject to the limitation in the preceding sentence, the number of directors shall be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted.

B.Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.
C.Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors shall be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director; provided, however, that, prior to the date that SAP ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, any vacancy or newly created directorship caused by an action of the stockholders shall be filled only by a vote of the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the number of directors shall shorten the term of any incumbent director.
D.Any director may be removed from office at any time, without cause, by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the votes entitled to be cast on the election of such director.
E.Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders shall be given in the manner provided in the Bylaws.
F.The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places (and/or on, by means of or in the form of any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases) in accordance with Section 224 of the DGCL).
ARTICLE VIII
STOCKHOLDER ACTION
A.Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that except as otherwise provided by a Certificate of Designation, from and after the date that SAP ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common

Stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
B.Except as otherwise required by law or provided by a Certificate of Designation, special meetings of stockholders of the Corporation may be called only by (1) the Executive Chair, (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office or (3) SAP, so long as SAP is the beneficial owner of shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.
ARTICLE IX
AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION
A.In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws. The stockholders shall have the power to make, amend or repeal the Bylaws, provided, however, that from and after the date that SAP ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, Sections 2.2, 2.4, 2.6, 2.8(B), 2.11, 3.2, 3.9, 3.11, 6.9 or 8.1 of the Bylaws shall not be amended, altered, changed or repealed, other than by the affirmative vote of the holders of shares of capital stock of the Corporation representing eighty percent (80%) of the votes entitled to be cast thereon.
B.Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of shares of capital stock of the Corporation representing at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of, any provision of Article V, Article VI, Article VII, Article VIII, this Article IX and Article X of this Certificate of Incorporation (including the defined terms used in such Articles and used elsewhere in this Certificate of Incorporation).

ARTICLE X
LIMITATIONS ON LIABILITY AND INDEMNIFICATION
A.A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Section A shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
B.The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Article X, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
C.The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise. The rights contained in this Section C shall inure to the benefit of a Covered Person’s heirs, executors and administrators.

D.If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
E.The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
F.The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.
G.The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.
H.Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
I.This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in an manner otherwise different than provided for in this Article X when and as authorized by appropriate corporate action.
J.If this Article X or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under Section B of this Article X as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI
CERTAIN DEFINITIONS
For purposes of this Certificate of Incorporation:
A.“beneficial owner” and “beneficial ownership” have the meaning ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, but shall not include shares of Common Stock beneficially owned by SAP but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of SAP being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock.
B. “Distribution” means a distribution or other transfer of the Class B Common Stock by SAP America to holders of stock of SAP America (including SAP SE) or holders of securities issued by SAP America in a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provisions of any successor statute).
C.“Operative Date” means the first date on which SAP ceases to beneficially own twenty percent (20%) or more of the aggregate number of shares of the then outstanding Common Stock.
D.“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.
E.“Pledge” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of any share of Class B Common Stock, whether or not filed, recorded or otherwise perfected under applicable law, created, incurred or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation.
F.“SAP” means (x) prior to the date of a Distribution, SAP America and, for so long as SAP America is an SAP Subsidiary, SAP SE and all SAP Subsidiaries, and (y) following a Distribution, SAP SE and all SAP Subsidiaries.
G.“SAP America” means SAP America, Inc., a Delaware corporation, and all successors to SAP America by way of merger, consolidation or sale of substantially all of its assets.
H.“SAP SE” means SAP SE, a Societas Europaea registered in accordance with the corporate laws of Germany and the European Union, and all successors to SAP SE by way of merger, consolidation or sale of substantially all of its assets.
I.“SAP Subsidiary” means any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which SAP SE: (i) beneficially owns,

either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but in each case shall not include the Corporation or any Subsidiary of the Corporation.
J.“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
K.“transfer” for purposes of Article IV means any sale or other disposition of a share of Class B Common Stock, except that “transfer” does not include any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney or proxy given by such owner to another Person in connection with such Pledge to exercise voting control effective upon the occurrence of certain events not constituting voting control by such other Person for these purposes until such events occur and such power of attorney or proxy is effective).
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on this 21st day of December, 2020.

By:	/s/ Blake Tierney
Name: Blake Tierney
Title:Vice President, General Counsel, Chief Compliance Officer and Secretary
[Signature Page to Amended and Restated Certificate of Incorporation]